Exhibit 99.2 News Release | February 12, 2020 Wells Fargo & Company Announces Partial Redemption of its Series T Preferred Stock and Related Depositary Shares SAN FRANCISCO – February 12, 2020 – Wells Fargo & Company (NYSE: WFC) today announced that on March 16, 2020, it will redeem 26,720 shares (the “Redeemed Preferred Shares”) of its Non-Cumulative Perpetual Class A Preferred Stock, Series T (the “Series T Preferred Stock”). The redemption of the Redeemed Preferred Shares will trigger the redemption of 26,720,000 shares of the related depositary shares (the “Redeemed Depositary Shares”), each representing a 1/1,000th interest in a share of Series T Preferred Stock (the “Series T Depositary Shares”). The Redeemed Depositary Shares will be selected in accordance with the standard procedures of The Depository Trust Company. The redemption price will be equal to $25,000.00 per Redeemed Preferred Share and $25.00 per Redeemed Depositary Share. After giving effect to the partial redemption, 5,280 shares of the Series T Preferred Stock and 5,280,000 shares of the Series T Depositary Shares will remain outstanding. Because the redemption date is also a dividend payment date for the Series T Preferred Stock and Series T Depositary Shares, the redemption price does not include declared and unpaid dividends. Regular quarterly dividends in the amount of $375.00 per share of Series T Preferred Stock, or $0.375 per share of Series T Depositary Shares, will be paid separately in the customary manner on March 16, 2020 to holders of record at the close of business on February 28, 2020. All regulatory requirements relating to the redemption of the Redeemed Preferred Shares and Redeemed Depositary Shares have been satisfied by Wells Fargo & Company. The redemption agent is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. Payment of the redemption price for the Redeemed Depositary Shares will be sent to holders by the redemption agent on the redemption date. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,400 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 260,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. Contact Information Media Ancel Martinez, 415-222-3858 © 2019 Wells Fargo Bank, N.A. All rights reserved.

Ancel.Martinez@wellsfargo.com Investor Relations John Campbell, 415-396-0523 John.M.Campbell@wellsfargo.com ### US.126269153.05 2 February 12, 2020 | News Release